Exhibit 3.28

CERTIFICATE OF INCORPORATION

OF

PHOENIX MERGER CORP.

The undersigned, a natural person of legal age, for the purpose of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is

PHOENIX MERGER CORP.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901, and the name of the registered agent at said address is United Corporate Services, Inc.

THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation, which shall be in addition to the authority of the corporation to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, are as follows:

To print, bind, publish, circulate, distribute, buy, sell and deal in, books, pamphlets, circulars, posters, newspapers, magazines, literature, music, pictures, tickets, cards, advertisements, letters and bill heads, envelopes, legal, commercial and financial forms and blanks of every kind; to acquire, by purchase or otherwise, turn to account, license the use of, assign and deal with, copyrights and intellectual properties of every kind; and to carry on a general printing, engraving, lithographing, electrotyping and publishing business in all the branches thereof.

To conduct a publishing business in all its phases, including, without limiting the generality of the foregoing, printing, bookbinding, engraving, photo-engraving, lithographing, duplicating, offsetting, facsimile and image, color, line, word, shadow and other reproduction and dealing in paper and stationery, and editing, preparing, creating, publishing, printing, binding, buying, selling, copyrighting licensing the use of, importing, exporting, franchising, marketing, syndicating, distributing, making, manufacturing and generally dealing in or with respect to, any and all kinds of written or oral matter (whether or not printed or reproduced), including, without limitation, books, magazines, pamphlets, publications, stories, articles, features, columns and other items of interest to men, women and children, and in any and all equipment, machinery, plants, facilities and properties (whether real, personal or mixed, improved or unimproved), and materials and supplies in connection with the foregoing and to do anything necessary or convenient in furtherance thereof.

To acquire, maintain and operate all building and other real property, transportation and other facilities and conveniences, suitable for use in and about the prosecution of its business.

The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this certificate of incorporation; provided, that the corporation shall not conduct business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, tinder the laws thereof, the corporation may not lawfully conduct, promote, or exercise.

FOURTH: (1) The Corporation is authorized to issue an aggregate of Two Hundred Twenty Thousand (220,000) shares, of which Twenty Thousand (20,000) shares shall be designated Class A Common Stock with a par value of $.01 per share, and Two Hundred Thousand (200,000) shares shall be designated Class B Common Stock with a par value of $.01 per share.

(2) The holders of Class A Common Stock shall be entitled to one vote per share on all matters, including the election of directors. The holders of Class B Common Stock shall not be entitled to vote, except as the provisions of paragraph (2) of subsection (b) of § 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of Class B Common Stock shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of Class B Common Stock, the authorisation of any such increase or decrease to be determined by the vote of the holders of Class A Common Stock. This provision shall prevail in all elections and in all proceedings over the provisions of any statute which authorizes any action by a vote or written consent of the holders of all of the shares or a specific proportion of the shares of the corporation entitled to vote thereon, and all rights to vote shall he vested solely in the Class A Common Stock.

(3) Except as to voting rights, the shares of Class A Common Stock and Class B Common Stock shall be equal in their rights, privileges and preferences, including, without limitation, the right of the holders of Class A Common Stock and Class B Common Stock to receive pro rata, in proportion to the number of shares of either such class held by them, share for share alike, (i) such dividends and other distributions on stock which the Board of Directors may declare out of any funds or other assets of the corporation lawfully available for distribution, and (ii) such assets as may be available for distribution to stockholders upon any voluntary or involuntary liquidation, dissolution or winding up of the business and affairs of the corporation.

FIFTH: The name and address of the incorporator are as follows:

Name	Address
Ray A. Barr	10 Bank Street
White Plains, New York 10606

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the indebtedness held by such creditors or class of creditors, and/or three-fourths of the shares held by the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on the corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws.

(2) The Board of Directors shall have the power without the assent or vote of the stockholders to determine from time to time whether, and at what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted as prescribed by said laws. and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation arc granted subject to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this 17th day of January, 1996.

/s/ RAY A. BARR
Ray A. Barr, Incorporator

CERTIFICATE OF MERGER

OF

COYOTE HOLDCO ACQUISITION COMPANY LLC

WITH AND INTO

PHOENIX COLOR CORP.

Pursuant to Section 264(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Phoenix Color Corp., a Delaware corporation (the “Company”), in connection with the merger of Coyote Holdco Acquisition Company LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of domicile of the constituent entities to the Merger are:

Name	State of Domicile
Phoenix Color Corp.	Delaware
Coyote Holdco Acquisition Company LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of February 11, 2008, by and among Visant Corporation, Merger Sub, the Company, Louis LaSorsa, as Stockholders’ Representative, and the Stockholders named on the signature pages thereto (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been adopted, approved, certified, executed and acknowledged by each of the Company and Merger Sub in accordance with Section 264 of the DGCL.

THIRD: The name of the surviving corporation is Phoenix Color Corp. (the “Surviving Corporation”).

FOURTH: The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter duly changed or amended in accordance with its terms and the DGCL.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at 357 Main Street, Armonk, NY 10504. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or member, as the case may be, of either of the Company or Merger Sub.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 31st day of March, 2008.

PHOENIX COLOR CORP.

By:	/s/ LOUIS LASORSA
Name:	Louis LaSorsa
Title:	Chief Executive Officer